Exhibit 99.1

Investor Relations Line:
(818) 902-2701
www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973

FTI Consulting Inc.
Effie Veres
(212) 850-5676
effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Reports Third Quarter 2015 Financial Results

Third Quarter 2015 Highlights:

•	Sales of $175.7 million and value-added sales of $87.9 million
•	Wheel unit shipments of 2.8 million, a 6% increase year-over-year
•	Adjusted EBITDA of $17.1 million, a 79% increase year-over-year
•	Adjusted EBITDA as a percentage of value-added sales of 19.4%, an 850 basis point improvement year-over year
•	EPS of $0.19 compared to ($0.09) in the prior year period
•	2015 EBITDA margin guidance raised
•	$6.8 million of stock repurchased
•	$0.18 per share cash dividend paid on October 19, 2015

SOUTHFIELD, MICHIGAN – November 3, 2015 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today reported financial results for the third quarter ended September 27, 2015.

Don Stebbins, President and Chief Executive Officer, commented, “Our strong third quarter results demonstrate the progress we are making in executing our strategic initiatives. The prior closure of our older and less efficient manufacturing facility and the continued ramp-up of our newest facility, coupled with improved cost performance in each of our other manufacturing plants, drove a significant increase in adjusted EBITDA and EBITDA margin versus last year. I am also pleased by the increase in our wheel shipments this quarter, which outpaced the growth in North American light vehicle production. Moving forward, we remain focused on continuing to drive efficiencies across the business, while pursuing strong shipment growth.”

Third Quarter Results

For the third quarter of 2015, the Company reported net income of $4.9 million, or $0.19 per diluted share, compared to a net loss of $2.4 million, or $0.09 loss per diluted share for the prior year period. The increase in net income was largely driven by higher profitability related to the previous closure of a manufacturing facility and reallocation of production to other plants, including the newest facility in Mexico, which will complete its ramp up in production in the fourth quarter of 2015. Improved earnings also reflected cost improvement at all of the Company’s other manufacturing facilities. The net loss for the prior year period included a $3.3 million after-tax restructuring charge for the manufacturing facility closure and other actions announced during the third quarter of 2014.

Consolidated net sales for the third quarter of 2015 declined 0.4% to $175.7 million from $176.4 million in the third quarter of 2014, primarily attributable to lower value for aluminum. Unit shipments were 2.8 million in the third quarter of 2015, an increase of 6% compared to 2.6 million in the same period a year ago. Value-added sales, a non-GAAP financial measure that represents net sales less the value of aluminum and outsourced process costs that are passed through to customers, were $87.9 million for the third quarter of 2015, a 0.9% increase compared to the same period in 2014. See “Use of Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the third quarter of 2015 increased 125.3% to $16.5 million, compared to $7.3 million in the prior year period. Gross profit margin expanded 530 basis points year-over-year, reaching 9.4% of net sales versus 4.1% in the prior year. The increase in gross profit primarily reflects improved operating costs associated with the previous closure of a manufacturing facility, ramp-up of the new facility in Mexico, as well as improved cost performance in each of the Company’s other manufacturing facilities. Closure costs related to the previous plant shut-down included in gross profit in the third quarter of 2015 were $1.2 million, a $3.0 million decline compared to the same period last year.

Selling, general and administrative expenses for the third quarter of 2015 were $8.4 million, or 4.8% of net sales, a 15.4% decline compared to $10.0 million, or 5.6% of net sales in the prior year period. The decrease primarily reflects a favorable comparison resulting from charges taken in the third quarter of 2014 of $1.2 million associated with the Company’s aircraft, which have been disposed of, as well as lower legal and general consulting fees, partially offset by transition costs related to the relocation of the Company’s corporate office from Van Nuys, California to Southfield, Michigan.

For the third quarter of 2015, income from operations was $8.1 million, or 4.6% of net sales, an increase of $10.7 million compared to an operating loss of $2.6 million, or 1.5% of net sales in the prior year period.

The provision for income taxes for the third quarter of 2015 was $2.7 million, resulting in an effective tax rate of 35%.

Adjusted EBITDA, a non-GAAP measure, increased 78.8% to $17.1 million, or 19.4% of value-added sales, for the third quarter of 2015 compared to $9.6 million, or 11.0% of value-added sales in the third quarter of 2014. See “Use of Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash provided by operating activities of $39.1 million for the thirty-nine week period ended September 27, 2015, compared to $5.7 million for the same period last year. The improvement resulted primarily from favorable changes in inventory, other assets and accounts payable.

During the third quarter of 2015, the Company announced a quarterly dividend payment of $0.18 per share. In addition, the Company repurchased 375,218 shares of stock at a cost of $6.8 million. During the first nine months of 2015, the Company has repurchased 769,931 shares for a total of $14.4 million as part of the $30 million share buyback program approved by the Board of Directors on October 14, 2014. Year to date through November 2, 2015, the Company has repurchased 864,435 shares for a total of $16.2 million.

Year-to-Date Results

Superior reported net income of $15.8 million, or $0.59 per diluted share for the first nine months of 2015, compared with $7.4 million, or $0.27 per diluted share for the corresponding 2014 period.

Net sales for the first nine months of 2015 were $533.3 million, a decline of 4.6% compared to $558.8 million in the prior year period, due to the impact of a 5% decrease in unit shipments. The decline was partially offset by higher aluminum prices. In the first nine months of 2015, wheel shipments totaled 8.0 million compared to 8.4 million in the first nine months of 2014, with the decline partially reflective of delayed demand for certain wheel programs. Value-added sales for the first nine months of 2015 were $257.8 million, an 8.2% decrease versus value-added sales of $280.7 million in the same period a year ago.

Gross profit for the first nine months of 2015 increased to $47.6 million from $38.7 million in the prior year period. Gross margins increased 200 basis points from 6.9% in the first nine months of 2014 to 8.9% in the first nine months of 2015. The increase in gross profit was due to improved operating costs associated with savings generated by the previous closure of a manufacturing facility, the ramp-up of the new facility in Mexico, as well as improved cost performance in each of the Company’s other manufacturing facilities, more than offsetting the impact of lower unit shipments. Closure costs associated with the previous shut-down of the manufacturing facility included in gross profit for the first nine months of 2015 were $4.6 million, $400,000 higher in comparison to the same period last year.

Selling, general, and administrative expenses decreased to $24.9 million, or 4.7% of net sales in the first nine months of 2015 compared to $25.2 million, or 4.5% of net sales in the prior year period. The decrease primarily reflects a favorable comparison resulting from charges taken in the third quarter of 2014 of $1.2 million associated with the Company’s aircraft, which have been disposed of, and lower severance costs, partially offset by higher legal and professional fees and transition costs related to the relocation of the Company’s corporate office.

For the first nine months of 2015, income from operations was $22.8 million, or 4.3% of net sales, compared to $13.5 million, or 2.4% of net sales in the prior year period.

The effective tax rate for the first nine months of 2015 was 28%, resulting in an income tax expense of $6.1 million. This compares to an effective tax rate of 47% for the first nine months of 2014. The decrease primarily reflects the release of certain liabilities related to uncertain tax positions due to the expiration of the statute of limitations.

Adjusted EBITDA for the first nine months of 2015 increased 26.9% to $50.8 million, or 19.7% of value-added sales, compared to $40.0 million, or 14.3% of value-added sales in the first nine months of 2014.

2015 Outlook

The Company has raised its previously issued guidance for full year 2015 value-added sales and reported and adjusted EBITDA margin, while adjusting its previously issued guidance for net sales to reflect lower than expected aluminum prices. The Company’s guidance for full year 2015 capital expenditures and working capital has remained in line with previously issued projections.

For the full-year 2015:

•	Superior expects net sales to be in the range of $715 million to $740 million and EBITDA margin to increase by 250 to 275 basis points.

•	Value-added sales, which represent net sales less the value of aluminum and outside process costs that are passed through to customers, are expected to be in the range of $355 million to $375 million. Adjusted EBITDA margin as a percentage of value-added sales is expected to increase by 500 to 520 basis points.

•	Capital expenditures for 2015 are expected to be at or slightly above $40 million, significantly lower than the prior year when the Company was investing in the completion of its new manufacturing plant in Mexico.

•	The change in working capital is expected to be at or slightly better than a use of $10 million.

Don Stebbins explained, “We have made significant progress in enhancing our global competitiveness since our transformation began over a year ago. Our expectations for even greater EBITDA margin improvement reflect our stronger cost performance year-to-date and our confidence for sustained improvement through the end of the year. Additionally, while the decline in annual projected net sales is primarily a result of lower aluminum prices, our expectations for value-added sales reflect a stronger product mix and continued growth in shipment volumes in the fourth quarter. Looking ahead, we believe our focus and execution on our strategic and operational initiatives will continue to drive long-term profitable growth and attractive shareholder returns.”

Conference Call

Superior will host a conference call beginning at 8:30 AM ET on Tuesday, November 3, 2015. The conference call may be accessed by dialing 800-533-7954 and using the required pass code 452095. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. Interested parties are invited to listen to the webcast. In addition, a presentation will be posted on the Company’s website and referred to during the conference call. The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “Adjusted EBITDA,” which we have defined as earnings before interest, taxes, depreciation, amortization, restructuring charges and impairments of long-lived assets and investments and “Value-Added Sales,” which we define as net sales less upcharges primarily for the aluminum value in net sales.” Adjusted EBITDA as a percentage of Value-Added Sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of Value-Added Sales is defined as Adjusted EBITDA divided by Value-Added Sales. See the Non-GAAP Financial Measures section of this annual report for a reconciliation of Adjusted EBITDA and Value-Added Sales.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of Adjusted EBITDA and Value-Added Sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

We have not quantitatively reconciled differences between Valued-Added Sales, EBITDA and EBITDA margins, as well as their corresponding GAAP measures, presented in our 2015 Outlook, due to the inherent uncertainty regarding variables affecting the comparison of these forward-looking measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, and the Company’s strategic and operational initiatives, and are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed in the company’s Securities and Exchange Commission filings and reports, including the company’s 2014 Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Sales	$175,656	$176,419	$533,325	$558,775

Cost of Sales	158,004	164,939	481,093	51,927
Restructuring costs	1,168	4,162	4,606	4,162
	159,172	169,101	485,699	520,089
Gross Profit	16,484	7,318	47,626	38,686

Selling, General and Administrative Expenses	8,425	9,955	24,858	25,176
Income From Operations	8,059	(2,637)	22,768	13,510

Interest Income (Expense), net	(55)	233	87	893
Other Income (Expense), net	(389)	(336)	(933)	(422)
Income Before Income Taxes	7,615	(2,740)	21,922	13,981

Income Tax (Provision) Benefit	(2,669)	321	(6,108)	(6,539)
Net Income	$4,946	$(2,419)	$15,814	$7,442

Income Per Share:
Basic	$0.19	$(0.09)	$0.59	$0.28
Diluted	$0.19	$(0.09)	$0.59	$0.27

Weighted Average and Equivalent Shares Outstanding for Income Per Share:
Basic	26,557,000	26,652,000	26,708,000	26,991,000
Diluted	26,584,000	26,652,000	26,745,000	27,128,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	September 27, 2015	December 28, 2014
Current Assets	$259,172	$276,011
Property, Plant and Equipment, net	239,803	255,035
Investments and Other Assets	49,885	48,864
	$548,860	$579,910

Current Liabilities	$70,345	$71,962
Long-Term Liabilities	65,259	68,942
Shareholders’ Equity	413,256	439,006
	$548,860	$579,910

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Non-GAAP Financial Measure
(Dollars in Thousands)

Value Added Sales	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Sales	$175,656	$176,419	$533,325	$558,775
Less
- Aluminum value	(75,880)	(78,871)	(243,586)	(242,618)
- Pass-through outsourcing costs charged to customers	(11,871)	(10,456)	(31,902)	(35,464)
	(87,751)	(89,327)	(275,488)	(278,082)
Value added sales	$87,905	$87,092	$257,837	$280,693

Value added sales is a key measure that is not calculated according to GAAP. Value added sales represents net sales less the value of costs passed through to our customers, primarily the value of aluminum and outsourced processing cost included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and the cost for certain other charges incurred in manufacturing our wheels; therefore, fluctuations in underlying aluminum prices and these other charges generally do not directly impact our profitability. Accordingly, value added sales provides a measurement of the recoverable component of net sales that may benefit the understanding of our financial performance by users of our financial statements.

Adjusted EBITDA	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Income	$4,946	$(2,419)	$15,814	$7,442
Adjusting Items:
- Interest income, net	55	(233)	(87)	(893)
- Provision for Income Taxes	2,669	(321)	6,108	6,539
- Depreciation	8,672	11,482	25,696	25,877
- Restructuring Charges	752	1,050	3,240	1,050
	12,148	11,978	34,957	32,573
Adjusted EBITDA	$17,094	$9,559	$50,771	$40,015

The U.S. GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-U.S. GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and has important limitations as an analytical tool. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.